STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 9:00 AM 0173171997
971034397 - 2713292

CERTIFICATE OF INCORPORATION

OF

REDNECK FOODS, INC.


The undersigned, in order to form a corporation for the purposes set forth below, under and pursuant to the provisions of the General Corporation Law of the State of Delaware, does hereby certify as follows:

FIRST: The name of this corporation is:

Redneck Foods, Inc.

SECOND: The registered price of the corporation and place of business in the State of Delaware is to be located at 15 East North Street, in the city of Dover 19901 County of ~t. The name of its registered agent at that address is Incorporating Services, Ltd.

THIRD: The nature of the business, and the objects and purposes proposed to be transacted, promoted and carried on, arc to do any and all things herein mentioned, as fully and to the same extent as natural persons might or could do, and in any part of the world, including without limitation:

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which this corporation is authorized to issue is Twenty Two Million Five Hundred Thousand (22,500,000). The number of shares of Common Stock which the corporation is authorized to issue is Twenty Million (20,000,000), par value $0.001 per share. The number of shares of Preferred Stock which the corporation is authorized to issue is Two Million Five Hundred Thousand (2,500,000)), par value $0.001 per share, all of which shall be designated Series A Preferred Stock (the "Series A Preferred").

The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock and the Preferred Stock are identical in all respects, except that the holders of the Preferred Stock have certain conversion rights and a liquidation preference as set forth below.

A.     Liquidation Preference.

1. In the event of any liquidation, dissolution or winding up of this corporation, either voluntary or involuntary, the holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assists of this corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the price for which such share was originally issued, as adjusted for any stock dividends, combination or splits with respect to such shares. If upon the occurrence of such event, the assets and funds thus distributed among the holders of Series: A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid potential amount, then the entire assets and funds of this corporation legally available for distribution shall be distributed ratably among the holders of Series A Preferred Stock in proportion to the number of share: of Series A Preferred Stock owned by such holder.

2. After payment has been made to the holders of the Series A Preferred of the full amounts to which they shall be entitled as set forth in Section A. 1 above, then the entire remaining assets and funds of the corporation legally available for distribution, if any, shall be distributed as follows: Two thirds (2/3) to the holders of the Common Stock and one third (1/3) to the holders of the Series A Preferred Stock.

B.  Conversion. The Series A Preferred Stock shall be convertible as follows:
1. General Definitions. For purposes of this Section B, the following definitions shall apply:
a. "Additional Capital" shall mean all Contributed Capital in excess of the Founder's Capital.

b. "Additional Shares" shall mean all Shares issued in respect of Additional Capital.

C. "Contributed Capital" shall mean all contributions of cash or property received by the corporation in respect of the issuance of any Shares.

d. "Converted Shares" shall mean the Shares issuable in conversion of the Series A Preferred Stock, pursuant to Section 2 below.

e. "Designated Percentage" shall mean thirty-three and one third percent (33 1/3%) of the outstanding shares of the Common Stock on an as-converted basis (that is, assuming the concurrent conversion into Common Stock of all outstanding Shares (excluding the Series A Preferred).

f. "Effective Date shall mean the date on which the amount of Additional Capital first equals or exceeds Two Million Five Hundred Thousand U.S. Dollars ($2,500,000.00).

g. "Founders'Capital" shall mean all contributions of cash or property received by the corporation in respect of the issuance of the Founders' Shares.

h. "Founder's Shares" shall mean all shares of Series A Preferred Stock and the first Five Million One Hundred Thousand (5,100,000) shares of Common Stock issued by the corporation. I. "Shares" shall mean the shares of capital stock of the corporation, of any class or series.
2. Automatic Conversion. Upon the Effective Date, all outstanding shares of Series A Preferred Stock shall automatically convert into the number of Converted Shares that shall, as of such date, constitute the Designated Percentage. The class or classes of stock which shall constitute the Converted Shares shall be determined a: follows: If the Additional Share: shall consist solely of Common Stock, then the Converted Shares shall consist of Common Stock; if the Additional Shares shall consist solely Of some other as yet unauthorized class or series of stock, then the Converted Shares shall consist solely of such class or series, and lastly, if the Additional Shares shall consist of some combination of classes or series of shares (including Common Stock), then the Converted Shares shall consist of such classes or series of stock, apportioned according to the percentage of the Additional Capital for which each such Class of stock was issued.

3. Example. Assume the Additional Capital is contributed to the corporation in exchange for the issuance of 900,000 shares of Common Stock for $1,500,000 and 3,000,000 shares of a newly authorized Series B Preferred Stock (which is convertible into Common Stock on a 2:1 basis) for S1,000,000.

As of the Effective Date, on an as converted basis, and not including the Series A Preferred, there would then be 7,500,000 Shares outstanding (5,100,000 Founders' Shares, plus 2,400,000 Additional Shares, consisting of the 900,000 shares of Common Stock and the 3,000,000 shares of Series B Preferred converted to 1,500,000 shares of Common).

The Designated Percentage would therefore equal 2,500,000 Converted Shares (7,500,000 Shares x 33 1/3%).

The Converted Shares must then be apportioned among the Common and Series B Preferred, in proportion to the Additional Capital attributable to each class of stock:

Total Additional Capital: $2,500,000
Additional Capital attributable to Common: $1,500,000
Percentage of Total Additional Capital attributable to Common Stock 60%
60% of 2,500,000 Converted Shares = l,500,000 shares Of Common Stock issuable on conversion
Plus 1,000,000 remaining Converted Shares x 2 (the Series B conversion ratio reversed) = 2,000,000 shares of Series B Preferred Stock issuable on conversion

4. Mechanics of Conversion. The conversion described in Section 2 above shall occur automatically, upon the Effective Date, and without the need of any action on the part of the holder of the Series A Preferred or of the corporation or Of any holder of any other shares of corporation's stock.
This corporation shall, as soon as practicable after the automatic conversion provided for above, issue and deliver to the holder of the Series A Preferred Stock, a certificate or certificates for the number of shares of Stock to which such holder shall be entitled as aforesaid, upon surrender of the certificate or certificates representing the shares of Series A Preferred Stock.

FIFTH: The name and mailing address of the incorporator are as follows:

Kathryn Ellen Barton
Paralegal
Blanc Williams Johnston & Kronstadt
1900 Avenue of the Stars, Suite 1700
Los Angeles, California  90067

SIXTH: In furtherance and not in limitation of the power conferred by the laws of the State of Delaware:

A. The Board of Directors of the corporation is expressly authorized to adopt, amend or repeal the Bylaws of the corporation.

B. Elections of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

C. The books of the corporation may be kept at such place within or without the State of Delaware as the Bylaws of the corporation may provide or as may be designated from time to time by the Board of Directors of the corporation.



SEVENTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable: jurisdiction within the State of Delaware may, on the application of a summary way of this corporation or of any creditor or stock thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title S of the Delaware Code, order a meeting of the creditors or class of creditors and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and or on all the stockholders or class of stockholders of this corporation as the case any be, and also on the: corporation.

EIGHTH: The corporation reserves the right to amend or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon a stockholder herein are granted subject to this reservation.

NINTH: The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by paragraph (7)of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Incorporation this 31st day of January, 1997.


Kathryn Ellen Barton, Incorporator


ACTION OF INCORPORATOR
OF
REDNECK FOODS, INC.



The undersigned, being the incorporator of Redneck Foods, Inc., a Delaware corporation (this "Corporation") hereby adopts the following resolutions pursuant to the authority of the Delaware Corporation Law:

ADOPTION OF BYLAWS:

RESOLVED, that the Bylaws of this corporation in the form attached hereto are adopted as the Bylaws of this corporation.

ELECTION OF DIRECTORS:

RESOLVED, the following persons are elected as the initial directors of this corporation:

David Womick
J.P. Williams
Robert H. Bernstein
Eric Schmid
Jim Scheifly
Howard Branson



Dated: as of January 31, 1997


Kathryn Ellen Barton